Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-150694, 333-166828, 333-188599, 333-223167, and 333-271578) of Albemarle Corporation of our report dated June 27, 2023 relating to the financial statements and supplemental schedule of Albemarle Corporation Retirement Savings Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

Houston, TX
June 27, 2023